Exhibit (a)(3)

Employee Name
Address

GRAPHON CORPORATION

ELECTION FORM

This Election Form (the “Election Form”) relates to the offer (the “Offer”) by GraphOn Corporation (“GraphOn”) described in the “Offer to Exchange Outstanding Options to Purchase Common Stock,” dated September 14, 2011 (the “Offer to Exchange”), distributed to the employees and directors of GraphOn.  To participate in the Offer and tender your Eligible Options (as defined below) for exchange, you must properly initial your election in the table below and sign, date and deliver to GraphOn this Election Form pursuant to the instructions included in the Offer to Exchange, by not later than the expiration of the Offer.  The Offer will expire at 12:00 a.m., Eastern Time, on October 12, 2011, unless extended.

If you elect to participate in the Offer and tender your Eligible Options, your tendered options will be cancelled promptly upon the expiration of the Offer.  GraphOn will grant your new options to you on the date the Offer expires, in accordance with and subject to the terms and conditions described in the Offer to Exchange.

If you choose to tender some of your eligible options for exchange, you must tender for exchange the entire option representing all of the shares of our common stock from that grant, but you will not be required to tender for exchange options from other grants.

The following lists your outstanding, unexercised options that, as of September 14, 2011 are eligible for exchange pursuant to the Offer (the “Eligible Options”).  By initialing the Election column(s) below, you are electing to tender for exchange all options granted pursuant to that corresponding option grant.

GRANT DATE	EXERCISE PRICE	GRANT TYPE	NUMBER OF ELIGIBLE OPTIONS	ELECTION

If you have any questions about this information, please contact Bob Dixon by telephone at the number provided in our internal phone directory.

If GraphOn receives one or more Election Forms signed by you, GraphOn will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last. You may withdraw this Election Form and cancel the corresponding tender of options for exchange by completing the enclosed Withdrawal Form and delivering it to GraphOn prior to the expiration of the Offer.

Acknowledgment and Signature:

By signing and dating this Election Form below and delivering it to GraphOn pursuant to the instructions included in the Offer to Exchange, I voluntarily elect to tender for exchange the options indicated in the table above and participate in and agree to all of the terms of the Offer, as described in the Offer to Exchange and in this Election Form.

Name                                                                           Social Security Number

Signature                                                                           Date